OMB APPROVAL
OMB Number: 3235-0060 Expires: April 30, 2009 Estimated average burden Hours per response ....... 5.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.1 TO
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2008

Juniper Content Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51240 (Commission File Number)	20-2278320 (IRS Employer Identification No.)

521 Fifth Avenue, Suite 822, New York, New York (Address of Principal Executive Offices)	10175 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 660-5930

               (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02	Unregistered Sales of Equity Securities

On February 29, 2008, Juniper Content Corporation (“Company”) announced that it had sold 21.4 units, representing an aggregate of 668.75 shares of Senior 7% Convertible Series A Preferred Stock (“Preferred Stock”) and five-year warrants to purchase an aggregate of 668,750 shares of Common Stock.

On March 18, 2008, the Company sold an additional 0.7 units, representing an aggregate of 21.875 shares of Preferred Stock and five-year warrants to purchase an aggregate of 21,875 shares of Common Stock. Of the 21,875 warrants sold, 10,937 have an exercise price of $0.01 per share, 5,469 have an exercise price of $2.50 per share and 5,469 have an exercise price of $5.00 per share. Concurrently with the second closing of the private placement, the Company paid to the lead investor in the private placement $4,900 in cash and issued to them five-year warrants to purchase 3,063 shares of the Company’s Common Stock, representing a rebate on the purchase price.

The securities sold in the private placement were sold to an accredited investor pursuant to a Securities Purchase Agreement and were issued under Section 4(2) of the Securities Act of 1933, as amended. The Company received aggregate gross proceeds of $2,210,000 from the private placement. The Company intends to use the proceeds of the private placement for general working capital purposes.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits.
4.1	Certificate of Designations, Preferences and Rights of Senior 7% Convertible Series A Preferred Stock*
10.1	Securities Purchase Agreement*
10.2	Form of Class A Warrant, Class B Warrant, Class C Warrant and Rebate Warrant*
99.1	Press release dated March 3, 2008*
99.2	Press release dated March 3, 2008*
*	Previously filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2008	JUNIPER CONTENT CORPORATION
	By:	/s/ Stuart B. Rekant
Stuart B. Rekant Chairman and Chief Executive Officer